                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             DIGITAL RECORDERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             DIGITAL RECORDERS, INC.

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD AT 11:00 A.M. ON MAY 1, 2000

To the Shareholders:

     An Annual Meeting of the shareholders of Digital Recorders, Inc. (the "Company") will be held in the auditorium at the Microelectronics Center of North Carolina, 3021 Cornwallis Road, Research Triangle Park, North Carolina 27709 on Monday, May 1, 2000, at 11:00 a.m., followed by lunch in Conference Rooms A and B at 12:00 p.m. The purpose of this meeting is:

     1. To elect eight directors, each to serve for a one-year term expiring in 2001 or until their successors shall have been duly elected and qualified;

     2. To consider and act upon a proposal to approve an amendment to the Articles of Incorporation to elect directors to hold office on a staggered term basis effective with the Annual Meeting of Shareholders.

     3. To consider and act upon a proposal to approve an amendment to the Company's Incentive Stock Option Plan to permit the issuance of an additional 160,000 shares of Common Stock pursuant to the plan;

     4. To ratify the appointment of McGladrey & Pullen, LLP as independent certified public accountants; and

     5. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     Company employees will be in attendance to host our shareholders. We value our shareholders and sincerely hope you will attend.

                                       By order of the Board of Directors,


March 28, 2000                         David L. Turney, Chairman of the Board


                                    IMPORTANT

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND THE MEETING, PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON AT THE MEETING.

                             DIGITAL RECORDERS, INC.
                               4018 PATRIOT DRIVE
                           ONE PARK CENTER, SUITE 100
                          DURHAM, NORTH CAROLINA 27713

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 2000

INTRODUCTION

     The enclosed proxy is solicited by the Board of Directors of Digital Recorders, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held at the Microelectronics Center of North Carolina, 3021 Cornwallis Road, Research Triangle Park, North Carolina 27709, on Monday, May 1, 2000, at 11:00 a.m., for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about April 4, 2000.

VOTING OF SECURITIES

     The record date with respect to this solicitation is March 15, 2000 (the "Record Date"). All holders of record of Common Stock of the Company as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of that date, the Company had 3,274,075 shares of Common Stock outstanding, which shares constitute the only class of outstanding shares of the Company entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote.

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. If a quorum exists, a proposal is approved if the votes cast in person or by proxy favoring the proposal exceed the votes cast opposing the proposal. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Shareholders may not cumulate their votes for directors. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the shareholder at any time prior to its being voted by giving notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the Annual Meeting. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions of the shareholder contained therein. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

     The cost of this solicitation will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. Such expenses will include charges by brokers, banks or their nominees, other custodians and fiduciaries for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation.

     As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election that are employees appointed to tabulate the votes. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 15, 2000 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, (iii) each other executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

                                                                        SHARES BENEFICIALLY OWNED (1)
                                                                        -----------------------------
         NAME                                                             NUMBER             PERCENT
         ----                                                             ------             -------
David L. Turney (2)....................................................    385,950             11.0%
Lawrence A. Hagemann (3)...............................................     41,667              1.3%
Robert W. Huber  (4)...................................................     15,667               *
Tanya Johnson (5)......................................................     30,334               *
Lawrence A. Taylor (6).................................................     35,000              1.1%
Floyd J. Diaz   (4)....................................................      2,334               *
Gerald W. Sheehan  (4) ................................................      6,333               *
John D. Higgins (7)....................................................    129,611              3.9%
J. Phillips L. Johnston (8)............................................     87,782              2.6%
C. James Meese, Jr. (9)................................................     22,287               *
John K. Pirotte (10)...................................................     61,695              1.9%
John M. Reeves, II (11)................................................     12,000               *
Joseph Tang  (4) ......................................................     10,000               *
Lite Vision Corporation ...............................................    400,000             12.2%
Juliann Tenney (11)....................................................     29,982               *
All current directors and officers as a group
(15 persons) (12)......................................................  1,270,642             33.6%

-------------------
(*) Less than one percent of the shares of Common Stock.

(1) Beneficial ownership includes both outstanding Common Stock and shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days after the date hereof. Unless otherwise noted, sole voting and dispositive power is possessed with respect to all Common Stock shown. All percentages are calculated based on the number of outstanding shares plus shares which a person or group has the right to acquire within 60 days. The address for all persons listed is 4018 Patriot Drive, One Park Center, Suite 100, Durham, North Carolina 27709.
(2)   Includes 250,000 shares subject to currently exercisable options.
(3)   Includes 38,667 shares subject to currently exercisable options.
(4)   Consists solely of shares subject to currently exercisable options.
(5)   Includes 29,334 shares subject to currently exercisable options.
(6)   Includes 30,000 shares subject to currently exercisable options.
(7)   Includes 10,000 shares subject to currently exercisable options.
(8)   Includes 60,000 shares subject to currently exercisable options.
(9)   Includes 21,987 shares subject to currently exercisable options.
(10)  Includes 12,000 shares subject to currently exercisable options.
(11)  Includes 12,000 shares subject to currently exercisable options.
(12)  Includes 510,322 of shares subject to currently exercisable options.

I.  ELECTION OF DIRECTORS

     The eight nominees for election as directors are identified below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate the Board of Directors may reduce the number of directors to eliminate the vacancy.

     The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships and age as of the date of this Proxy Statement.

     JOHN D. HIGGINS, age 67, was elected a director of the Company in February 1998. Since 1990 and until November 1999, Mr. Higgins was Senior Vice President of Corporate Finance for Royce Investment Group, Inc. Since then he has been a member of the Corporate Finance Group at Investec-Ernst & Co., an international investment and merchant banking firm that acquired Royce Investment in November 1999. Mr. Higgins holds B.B.A. and M.B.A. degrees from Hofstra University.

     J. PHILLIPS L. JOHNSTON, JD, age 60, has served on the Board of Directors since April 1990. He is Chief Executive Officer and President of ID Technologies, a public company since September 1999. He was Chief Executive Officer of Pilot Therapeutics, Inc. from September 1998 to September 1999. He was President and Special Programs Administrator of Digital Recorders from April 1998 to May 15, 1998. From May 15, 1998 to December 31, 1998 he served as Special Programs Administrator. Until April 1998 he had served as the Chairman of the Board and Chief Executive Officer of the Company, and as President, since March 1991. He was the Administrator of the North Carolina Credit Union Division of the North Carolina Department of Commerce from September 1987 to April 1990. From October 1979 to September 1987, Mr. Johnston served as President and Chief Executive Officer of Data Pix, Inc., Norman Perry, Chantry, Ltd., and Erwin-Lambeth, Inc., each of which were privately-held companies. From 1971 through 1979, he was President and Chief Executive Officer of Currier Piano Company, Marion, North Carolina. Mr. Johnston received his AB degree in economics from Duke University and his law degree from the University of North Carolina

     C. JAMES MEESE, JR., age 58, has served as a director of the Company since April 1991 and was an independent sales representative for the TCS business group (Digital Recorders) from February 1993 through May 1995. Since 1989 he has provided advice and assistance to high growth companies on issues of market development, capitalization, corporate governance and organizational structuring through Business Development Associates, Inc., for which he currently serves as President. Prior to 1989 he spent approximately 20 years in various senior corporate marketing, business development and finance positions. Mr. Meese is also a director of New Wave Powerboats, Inc., a sport fishing boat manufacturer based in Goldsboro, NC; and Westar Technologies, Inc., an information technology company based in Charlotte, North Carolina. Mr. Meese received a B.A. degree in Economics from the University of Pennsylvania and an M.B.A. from Temple University.

     JOHN K. PIROTTE, age 50, became a director of the Company in May 1996. Since 1990, he has served as Chairman and Chief Executive Officer of CORPEX Technologies, Incorporated, a privately held company that develops and markets surface-active chemical technology. Mr. Pirotte operated a private investment company from 1987 through 1993. He was the Chief Financial Officer of The Aviation Group, Inc. from 1979 to 1981 and Chairman and Chief Executive Officer from 1981 until 1987. He also served in various capacities, including manager, in Acquisition Advisory Services for an international public accounting firm from 1972 to 1979. Mr. Pirotte was director of Microwave Laboratories, Inc., a venture capital-backed company, which filed a petition for bankruptcy in 1994. He is the founding director of North Carolina Enterprise Corp., a venture capital fund and serves on the Advisory Board of Intersouth I, a venture capital fund. Mr. Pirotte received his B.A. degree in economics from Princeton University and a M.S. in accounting from New York University.

     JOHN M. REEVES, II, age 45, has served as a director of the Company since April 1993. He co-founded and since March 1992 has served as President of First Exim Financial Limited, which provides trade finance and factoring to exporters and importers. From August 1991 to February 1992, he was employed by Allen Commercial Services advising small, closely held companies with respect to capitalization issues. Since 1988 he has been engaged in real estate development activities through Reeves Development Corporation, a company controlled by him. Mr. Reeves is a director of Horizon Financial Services, a Hastings, England firm. Mr. Reeves has both graduate and undergraduate degrees in civil engineering from North Carolina State University and an M.B.A. from Duke University.

     JOSEPH TANG, age 52, is the founder of Lite Vision Corp. Ltd. and has served as Chairman and CEO since 1990. From 1981 to 1990, Mr. Tang was the Vice President of marketing for Taiwan Liton Electronics Corp. Ltd. Taiwan Liton is the third largest LED (Light Emitting Diode) manufacturer in the world. Taiwan Lite-On group, the parent company of Taiwan Liton electronics, has sustained double digits growth for decades with a total turnover of 2 billion U.S. dollars in 1998. Mr. Tang received his B.S. degree in industrial engineering from Tung Hai University in Taiwan.

     JULIANN TENNEY, age 47, has served as a director of the Company since April 1991. She is presently serving as Director of Corporate and Foundation Relations at Duke University School of Law. From July 1993 to August 1998, Ms. Tenney was an instructor in the non-profit management program at Duke University. From August 1990 through July 1993, she served as Executive Director of the Southern Growth Policies Board, an interstate alliance charged with designing economic development and growth strategies for southern Governors and legislators. From August 1988 to August 1990, Ms. Tenney served as Director for the Economic and Corporate Development Division of the North Carolina Biotechnology Center and also as their House Legal Counsel. From November 1987 to August 1988, Ms. Tenney was Assistant Secretary at the North Carolina Department of Commerce. From August 1985 to November 1987, she was Executive Director of the North Carolina Technological Development Authority. Prior to that time, she was a practicing attorney. Ms. Tenney received a B.A. degree from the University of North Carolina and a law degree from Duke University.

     DAVID L. TURNEY, age 56, has served as Chairman of the Board and Chief Executive Officer of the Company since May 1998 and as a director of the Company since May 1996. Mr. Turney was co-founder, Chairman and CEO of Robinson Turney International, Inc. ("RTI"), a consulting firm, which was merged into the Company effective as of April 1998. RTI is engaged in business development, marketing services, advisory services, and merger, acquisition and financing assignments for selected clients. Until the date of merger, RTI clients included the Company and all clients were in the transit and transportation equipment industries. From March 1994 to December 1995, Mr. Turney was also engaged in strategic planning and development consulting services for his former employer, Mark IV Industries, Inc. ("Mark IV"), a New York Stock Exchange listed company. From February 1991 to February 1994, he was President and Group Executive of Mark IV Transportation Products Group, a group of nine companies, subsidiaries and operating units of Mark IV serving transit and transportation markets worldwide, which group Mr. Turney was responsible for developing. From 1984 to 1991, Mr. Turney was President of the Luminator division of Gulton Industries, Inc., which became a wholly owned subsidiary of Mark IV in 1987. Prior to 1984, he served in various managerial and engineering capacities in four corporations spanning the telecommunications, industrial hard goods, consumer electronics and electromagnetic components industries. Mr. Turney received his B.S. degree in industrial management from the University of Arkansas.

BOARD COMPENSATION

     No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such although travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors and Committee meetings are reimbursed on an actual but reasonable basis. Effective June 1998, the Company instituted a meeting-fee schedule for non-employee directors attending Board and Committee meetings. The fee related to Board Meetings is $750 for regular meetings and $250 for telephonic meetings. The fee for Committee meetings is $500/meeting with the Chair receiving an additional $500/meeting. Certain directors of the Company are consultants or advisors to the Company and receive compensation for such services. See "Certain Relationships and Related Transactions". During the fiscal year 1999, the Board of Directors granted 68,000 options to non-employee, non-consultant directors. Such options are exercisable at a price ranging from $1.63 to $1.94 a share.

EXECUTIVE OFFICERS

     The following material contains information concerning the executive officers of the Company who are not nominees for election as directors, including their recent employment, positions with the Company and age as of the date of this Proxy Statement.

     LAWRENCE A. HAGEMANN, age 56, has served as Executive Vice President and General Manager of TwinVision of North America, Inc., a wholly-owned subsidiary of the Company since February 1998. From July 1996 until February 1998, Mr. Hagemann was Vice President and General Manager of TwinVision of North America, Inc. From July 1995 until July 1996, he served as Vice President of ADDAX Sound Company, a privately held company based in Illinois. From April 1991 to December 1993, he served as Assistant to the President of Vapor-Mark IV. Since October 1993, he has served as a Director of Transtel Communications Ltd., a developer of news media software based in London, England. From 1973 through December 1990, he served as Vice President of Sales and Marketing for Extel Corporation of Illinois and as a Director of Excom Communications Limited (UK) and Extel Overseas Limited (HK). He is a co-editor of the 1995 book titled HOOVER'S GUIDE TO COMPUTER COMPANIES. Mr. Hagemann received his bachelors degree in electrical engineering from the University of Detroit and his M.B.A. from Loyola University (Chicago).

     ROBERT W. HUBER, age 60, founded Transit-Media GmbH ("Transit-Media") on August 1, 1995. Since May 1996, he has served as Managing Director of Transit-Media, now a wholly owned subsidiary of the Company. From October 1989 to January 1885, Mr. Huber was Managing Director of Lawo-Luminator-Europa ("LLE"), a Mark IV Industries, Inc. company belonging to the Mark IV Industries Transportation Products Group ("Mark IV TPG"), a group of nine companies, subsidiaries and operating units serving transit and transportation markets worldwide. Mark IV TPG was an operating group of Mark IV Industries, Inc., a New York Stock Exchange listed company. Prior to 1989 and since 1981, Mr. Huber served in various executive positions introducing the then entirely new product of alphanumeric destination sign systems for public transport vehicles in Europe. After having been elected twice as Chairman of the Industry Council the International Union of Public Transport ("UITP"), Mr. Huber now serves as Honorary Chairman of the Industry Council of UITP. Mr. Huber started his business career in a family owned business of manufacturing jewelry and precision parts for the watch industry and gained experience working in foreign countries including the U.S. with International Telephone & Telegraph ("ITT"), and in Geneva, Switzerland with the United Nations.

     TANYA L. JOHNSON, age 36, has served as Vice President and General Manager of the Digital Recorders business group since February 1998. Digital Recorders was previously described as Transit Communications ("TCS") business group. She has been employed in various management positions with the TCS business group since November 1995. Ms. Johnson also served as Manager of Engineering for

TCS from June 1990 to October 1995 and as an Engineering Specialist from January 1988 to May 1989 and was, in that capacity, among the founders of the TCS "Talking Bus" technology. Ms. Johnson served as a Component Engineer at Teletec Corporation from June 1989 through May 1990. Ms. Johnson led the development of the Talking Bus product line. Ms. Johnson holds a B.S. degree in electrical engineering from Duke University.

     LAWRENCE A. TAYLOR, age 53, has served as Chief Financial Officer and Secretary of the Company since May 1998. From March 1997 to June 1999, Mr. Taylor had been a partner with Tatum CFO Partners, LLP, a professional partnership of career CFO's. From March 1995 to August 1996, Mr. Taylor was Senior Vice President of Precept Business Products, Inc., a privately held holding company whose principal businesses are a distributor of business forms, construction and on demand courier delivery service. From May 1991 through December 1994, Mr. Taylor was Vice President and Group Controller of Mark IV Transportation Products Group ("Mark IV TPG"), a group of nine companies, subsidiaries and operating units serving transit and transportation markets worldwide. Mark IV TPG was an operating group of Mark IV Industries, Inc., a New York Stock Exchange listed company. Prior to 1991, Mr. Taylor served in various financial managerial capacities in the food processing, commercial construction, and oil field supply industries as well as other manufacturing environments. Mr. Taylor received a B.S. degree in accounting from Wayne State University. Mr. Taylor is a certified public accountant.

KEY EMPLOYEE

     DR. JAMES E. PAUL, JR., age 56, has served as the Chief Scientist of the DAC since March 1997 with focus primarily on the technology needs of the DAC business unit. Prior to assuming that position, he had served as President of the DAC business group since February 28, 1995 when the Company acquired substantially all of the assets of Digital Audio Corporation ("Digital Audio"). Dr. Paul founded Digital Audio in 1979 and served as its President and chief engineer since its inception. Digital Audio designs, manufactures and markets digital signal processing equipment to law enforcement agencies, and the Company employed Dr. Paul to continue such business operations as a business group of the Company. From 1979 to 1981, Dr. Paul taught in the Electrical Engineering and the Computer Science Departments of California State University, Fullerton. From 1969 to 1979, he served as the senior research engineer and manager of the Audio Science Group at Rockwell International Corporation. He received B.S., M.E.E. and Ph.D. degrees in electrical engineering from North Carolina State University.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the last three fiscal years ended December 31, 1999 of David L. Turney, the Chief Executive Officer and President of the Company, from April 20, 1998 and Michael
A. Connor, Jr., Lawrence A. Hagemann, Robert W. Huber, Tanya L. Johnson, and Lawrence A. Taylor Company executive officers other than Mr. Turney who were serving as executive officers at the end of the fiscal year ended December 31, 1999 (the "Named Officers"). The listed individual of J. Phillips L. Johnston held an executive officer position during the three years ended December 31, 1999, but was not an employee of the Company on December 31, 1999.

                                                                                                  LONG-TERM COMPENSATION
                                                                                                          AWARDS
                                                                         ANNUAL COMPENSATION              ------
NAME AND PRINCIPAL                                                      -----------------------   SECURITIES UNDERLYING
     POSITION                                   YEAR       SALARY          BONUS       OTHER        OPTIONS/SARS(#)(1)
------------------                              ----     -----------    ----------   ----------   ----------------------
David L. Turney                                 1999     $185,000 (2)     $  ---       $  ---                 ---
     Chief Executive Officer                    1998      175,000 (2)        ---          ---             250,000
     And President

                                                                                                  LONG-TERM COMPENSATION
                                                                                                          AWARDS
                                                                         ANNUAL COMPENSATION              ------
NAME AND PRINCIPAL                                                      -----------------------   SECURITIES UNDERLYING
     POSITION                                   YEAR       SALARY          BONUS       OTHER        OPTIONS/SARS(#)(1)
------------------                              ----     -----------    ----------   ----------   ----------------------
(continued)

J. Phillips L. Johnston                         1998      131,250            ---          ---              50,000
     Former Chief Executive                     1997      150,000            ---          ---                 ---
     Officer

Michael A. Connor, Jr.                          1999       99,167 (3)     23,158          ---               2,000
     Former Vice President and                  1998       80,507         40,668          ---                 ---
     General Manager, DAC                       1997       58,333         49,825       12,993 (4)           7,000

Lawrence A. Hagemann                            1999      122,717         10,000          ---               9,559
     Executive Vice President and               1998      115,416            ---          ---              23,441
     General Manager, TwinVision                1997       97,625            ---          ---               4,000

Robert W. Huber                                 1999      101,753            ---       13,353 (5)          10,000
     Managing Director                          1998       98,824            ---        9,416 (5)             ---
     Transit-Media GmbH                         1997       95,729            ---       10,318 (5)             ---

Tanya L. Johnson                                1999      100,000         25,908          ---              10,000
     Vice President and                         1998       72,791 (6)        ---          ---              10,000
     General Manager, DR                        1997       53,653            ---          ---               2,000

Lawrence A. Taylor                              1999      127,000          6,000          ---              10,000
     Chief Financial Officer                    1998       74,615 (7)        ---          ---              20,000
     and Secretary

(1) Such options were granted pursuant to the Company's Incentive Stock Option Plan.
(2) Mr. Turney was first employed as an executive officer of the Company April 20, 1998 with salary compensation retroactive to January 1, 1998.
(3)  Mr. Connor tendered his resignation effective December 31, 1999.
(4)  Represents commissions paid.
(5)  Represents usage of company leased automobile and accident insurance.
(6)  Ms. Johnson became Vice President and General Manager in March 1998.
(7)  Mr. Taylor was first employed as an officer of the Company in May 1998.

OPTION GRANTS TABLE. The following table sets forth information concerning grants of stock options to the Named Officers pursuant to the Company's stock option plan during the fiscal year ended December 31, 1999.

                                                           % of Total
                                                        Options Granted        Exercise or
                                      Options            to Employees in       Base Price
       Name                      Granted (shares)          Fiscal Year          ($/Share)         Expiration Date
--------------------             ----------------       ----------------       -----------        ---------------
Michael A. Conner                      2,000                  1.9%                 1.94              18-June-09
Lawrence A. Hagemann                   5,000                  4.8%                 2.00             26-April-09
Lawrence A. Hagemann                   4,559                  4.4%                 1.94              18-June-09
Tanya L. Johnson                       4,429                  4.2%                 1.94              18-June-09
Robert W. Huber                       10,000                  9.6%                 1.94              18-June-09
Lawrence A. Taylor                    10,000                  9.6%                 1.94              18-June-09

FISCAL YEAR-END OPTIONS/OPTION VALUES TABLE. No stock options were exercised by the Named Officers in the fiscal year ended December 31, 1999. The following table shows the stock option values for the Named Officers as of December 31, 1999.

                                                   Number of securities under-       Value of unexercised
                                                    lying unexercised options       in the-money options at
                                                     at fiscal year-end  (#)        Fiscal year-end ($) (1)
                                                   --------------------------      --------------------------

Name                                               Exercisable  Unexercisable      Exercisable  Unexercisable
----                                               -----------  -------------      -----------  -------------
David L. Turney..................................     250,000           --          $ 304,750            --
Michael A. Connor, Jr............................       7,667        2,333              6,643      $  2,588
Lawrence A. Hagemann.............................      38,667        1,333             48,480         1,993
Robert W. Huber..................................      15,667        1,333             24,123         1,993
Tanya L. Johnson.................................      29,334          666             33,270           996
Lawrence A. Taylor...............................      30,000           --             36,850            --

--------------
(1) The closing sale price of the Common Stock on December 31, 1999 was $3.875 per share.

     401(k) PLAN. In January of 1996, the Company implemented a defined contribution savings plan ("Savings Plan") for all eligible employees (as defined). The Savings Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Savings Plan, a participant may contribute from one to fifteen percent of his or her compensation, not to exceed an amount which would cause the plan to violate Section 401(k) and other applicable sections of the Internal Revenue Code. The Company does not make any matching contributions to the Savings Plan. All participant's contributions are invested, in accordance with the participant's election, in various investment funds managed by the plan trustee. The Savings Plan permits withdrawals in the event of disability, death, attainment of age fifty nine and one-half, termination of employment or proven financial hardship. The Company pays all the costs of administering the Savings Plan.

BOARD COMMITTEES AND ADVISORY BOARD

     The Board of Directors has delegated certain of its authority to an Executive Compensation Committee, Audit Committee, Acquisition and Alliance Committee, Nominating Committee, and Executive Committee. Other than the Executive Committee, of which Mr. Turney is Chairman, no member of any committee is an officer or employee of the Company. Mr. Turney serves as ex-officio members of all committees.

     The Compensation Committee is currently composed of Ms. Tenney and Mr. Higgins (who replaced Mr. Thomas in that capacity in February 1999) and is chaired by Ms. Tenney. The Compensation Committee held six (6) meetings in fiscal year 1999. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to certain compensation policy matters and to administer the Company's stock option plan.

     The Audit Committee is currently composed of Mr. Meese and Mr. Higgins with Mr. Meese as Chairman. The Audit Committee held three (3) meetings in fiscal year 1999. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by the Company's independent auditors and to approve audit fees charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

     The Acquisition and Alliance Committee is composed of Mr. Reeves and Mr. Pirotte with Mr. Reeves serving as Chairman. The Alliance and Acquisition Committee held no meetings in fiscal year 1999. The function of the Alliance and Acquisition Committee is to research and evaluate potential business acquisitions and alliances for the Company. The Acquisition and Alliance Committee was discontinued as of January 31, 2000 its duties having been assumed by the Executive Committee.

     The Nominating Committee is composed of Mr. Higgins as Chairman and Mr. Reeves and met one time during 1999. The Nominating Committee makes advisory recommendations to the Board of Directors about appropriate composition and membership on the Board of Directors.

     The Executive Committee consists of Mr. Pirotte, Mr. Reeves, Mr. Meese, and Mr. Turney who also serves as Chairman. The Executive Committee met five (5) times in 1999 and serves as an additional oversight of the Company in behalf for the Board of Directors normally involving more details than would be practical for the larger Board of Directors.

BOARD AND COMMITTEE ATTENDANCE

     In fiscal year 1999, the Board of Directors held five (5) meetings. All directors except Mr. Tang, who joined the Board of Directors as of April 1999, attended more than 75% of the aggregate of board and committee meetings held during fiscal year 1999.

     THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.


II. PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO ELECT DIRECTORS TO HOLD OFFICE ON A STAGGERED TERM BASIS EFFECTIVE WITH THE ANNUAL MEETING OF SHAREHOLDERS

     Currently, all directors are elected to the Company's Board of Directors annually for a term of one year. The Board has the power to set the number of directors, provided there can not be less than three, nor more than twelve, and the number of directors may be increased or decreased from time to time, within such minimum and maximum, by resolution of the Board of Directors. If the number of directors is fixed at six or more directors by the Board of Directors, the director's terms of office shall be staggered by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total, as near as may be. In that event, the terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of the second group expire at the second annual shareholders' meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders' meeting after their election. At each annual shareholder meeting held thereafter, directors shall be chosen for a term of two years or three years, as the case may be, to succeed those whose terms expire.

     The classification of directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two shareholder meetings, instead of one, will be required to effect a change in the control of the Board. Although there have been no issues with respect to continuity or stability of the Board of Directors in the past, the Board believes that the longer time required to elect a majority of a classified Board will help to ensure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company.

     The purpose of this amendment is to discourage certain types of transactions that involve an actual or threatened change of control of the Company. It is designed to make it more difficult and time consuming to change majority control of the Board and thus reduce the vulnerability of the Company to an unsolicited proposal for the takeover of the Company.

     THE BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION FOR STAGGERED TERMS FOR DIRECTORS AS PROPOSED ABOVE.

III. PROPOSAL TO APPROVE AMENDMENT TO THE INCENTIVE STOCK OPTION PLAN

     The Company's Incentive Stock Option Plan (the "Plan") was adopted effective April 27, 1993 and amended in June 1998 and April 1999. The Board of Directors believes the Plan has proved to be of substantial value in recruiting new employees as well as stimulating the efforts of existing employees. The Board of Directors has adopted an amendment to the Plan to increase the number of shares available for issuance under the Plan by an additional 160,000 shares of Common Stock.

     The provisions of the existing Plan, as well as the proposed amendments thereto, are summarized below.

SUMMARY OF THE INCENTIVE STOCK OPTION PLAN

     The Company's Incentive Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company effective April 1993 and amended in June 1999. An aggregate of 660,000 shares of Common Stock is reserved for issuance under the Plan. The Plan provides for the granting of incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options and stock appreciation rights ("SARs"). Non-qualified stock options may be granted to employees, directors and advisors of the Company, while Incentive Stock Options may be granted only to employees. No options may be granted under the Plan subsequent to April 2003.

     The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options and SARs granted under the Plan, including the exercise price, number of shares subject to the option and the exercisability thereof.

     The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price of Incentive Stock Options shall be not less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all non-qualified stock options granted under the Plan shall be determined by the Compensation Committee. The Company agreed with the underwriter of its initial public offering that the exercise price of options granted under the Plan will not be less than 85% of the fair market value of the Common Stock. The term of options granted under the Plan may not exceed ten years. The Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

     The Plan provides the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder shall become exercisable and the vesting period of such options. Upon termination of a participant's employment, directorship or advisory relationship with the Company, all unvested options terminate and are no longer exercisable. Vested options either terminate immediately or remain exercisable for a specified period of time depending on the nature and circumstances of the termination.

     The Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation or the sale of substantially all the Company's assets, any outstanding unexercised option shall become exercisable at any time prior to the effective date of such agreement. Upon the consummation of the merger or sale of assets, such options shall terminate unless they are assumed or another option is substituted therefor by the successor corporation.

     The Plan provides the Board of Directors or the Compensation Committee discretion to grant SARs in connection with any grant of options. Upon the exercise of a SAR, the holder shall be entitled to receive a cash payment in an amount equal to the difference between the exercise price per share of options then exercised by him and the fair market value of the Common Stock as of the exercise date. The holder is required to exercise options covering twice the number of shares, which are subject to the SAR so exercised. SARs are not exercisable during the first six months after the date of grant, and may be transferred only by will or the laws of descent and distribution.

     As of December 31, 1999, a total of 616,187 non-qualified and qualified Incentive Stock Options were outstanding, with exercise prices ranging from $1.63 to $3.00. There were no SARs outstanding as of December 31, 1999.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE INCENTIVE STOCK OPTION PLAN TO PERMIT THE ISSUANCE OF AN ADDITIONAL 160,000 SHARES PURSUANT TO THE PLAN.

IV.  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of McGladrey & Pullen, LLP has examined the financial statements of the Company for the year ended December 31, 1999. Subject to shareholder approval, such firm has been re-appointed by the Board of Directors to serve as the Company's independent auditors for the 2000 fiscal year. Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF MCGLADREY & PULLEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the fiscal year 1999. To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations with respect to filing of such reports, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were complied with for the fiscal year ended December 31, 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective March 1996, the Company entered into various marketing, distribution, licensing and management agreements with Robinson Turney International, Inc., an entity in which David L. Turney, an officer and director of the Company, holds a 50% ownership interest. The Company paid fees and commissions earned under these various agreements totaling $55,013 during 1998. This agreement ended at April 1998 effective with the merger of RTI into the company.

     The Company purchases electronic components supporting the transportation products segment from a major stockholder, Lite Vision Corporation ("Lite Vision"), a public Taiwan company. Lite Vision holds 12.2% of the outstanding shares of common stock. The components consist primarily of light emitting diodes (LED) printed circuit boards and power supplies. The Company purchased approximately $5.3 million and $4.0 million during 1999 and 1998, respectively.

     The Company has adopted a policy pursuant to which material transactions between the Company and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of the Company) shall be submitted to the Board of Directors for approval by a disinterested majority of the directors voting with respect to the transaction.

                              SHAREHOLDER PROPOSALS

     Shareholders who intend to submit proposals for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders must do so by sending the proposal and supporting statements, if any, to the Company no later than January 31, 2001. Such proposals should be sent to the attention of Mr. Lawrence A. Taylor, 4018 Patriot Drive, One Park Center, Suite 100, Durham, North Carolina 27703.

                                  OTHER MATTERS

     Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such Annual Meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person acting under the Proxy.

                                  ANNUAL REPORT

     The Annual Report to Shareholders for the fiscal year ended December 31, 1999 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy.

A COPY OF THE ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO MR. LAWRENCE A. TAYLOR, 4018 PATRIOT DRIVE, ONE PARK CENTER, SUITE 100, DURHAM, NC 27703.

                            DIGITAL RECORDERS, INC.
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2000

    KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Digital Recorders, Inc. (the "Company") hereby constitutes and appoints David L. Turney and Lawrence A. Taylor, or either of them, as attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 1, 2000, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 2000, receipt of which is acknowledged.

1. To consider and act upon a proposal to elect the nominees presented below as directors to hold office for one-year terms or until their successors are elected and qualified.

    / /  FOR ELECTION OF ALL NOMINEES LISTED     / /  WITHHOLD AUTHORITY TO VOTE
FOR ALL NOMINEES LISTED
      (Except as shown below)

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee's name below:

David L. Turney
John D. Higgins
J. Phillips L. Johnston
C. James Meese, Jr.
John K. Pirotte
John M. Reeves, II
Joseph Tang
Juliann Tenney

2. To consider and act upon a proposal to approve an amendment to the Articles of Incorporation to elect directors to hold office on a staggered term basis effective with the Annual Meeting of Shareholders in 2001.

          / /  FOR PROPOSAL     / /  AGAINST PROPOSAL     / /  ABSTAIN

3. To consider and act upon a proposal to approve an amendment to the Company's Incentive Stock Option Plan to permit the issuance of an additional 160,000 shares of Common Stock pursuant to the plan.

          / /  FOR PROPOSAL     / /  AGAINST PROPOSAL     / /  ABSTAIN

4. To ratify the appointment of McGladrey & Pullen, LLP as the independent certified public accountants of the Company.

      / /  FOR RATIFICATION      / /  AGAINST RATIFICATION     / /  ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

           / /  AUTHORIZED TO VOTE                        / /  ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2, 3 AND 4. THE PROXY HOLDERS WILL VOTE ON ANY PROPOSAL UNDER 5 IN THEIR DISCRETION AND IN THEIR BEST JUDGMENT.

Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Dated: ______________________, 2000

                                             ___________________________________

                                             Signature
                                             Dated: ______________________, 2000

                                             ___________________________________

                                             Signature

                                             If Proxy is not dated, the Proxy
                                             will be deemed to bear the date the
                                             form was mailed to the shareholder.